Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

BEIJING, BERLIN, BRUSSELS,

DENVER, HONG KONG, LONDON,

LOS ANGELES, NEW YORK,

NORTHERN VIRGINIA, PALO ALTO,

SAN DIEGO, SAN FRANCISCO, SHANGHAI,

SINGAPORE, TOKYO, WASHINGTON, D.C.

June 28, 2018

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

Re:    Registration Statement on Form S-4 for $700,000,000 of 6.000% Senior Notes due 2026

Ladies and Gentlemen:

We have acted as counsel for Boyd Gaming Corporation, a Nevada corporation (the “Company”), and the guarantors listed on Schedule A hereto (the “Guarantors”) in connection with a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of securities in connection with the Company’s offer to exchange (the “Exchange Offer”) up to $700,000,000 aggregate principal amount of 6.000% Senior Notes due 2026 (the “Exchange Notes”) in exchange for any and all outstanding 6.000% Senior Notes due 2026 that were issued by the Company on June 25, 2018 (the “Old Notes”).

The Exchange Notes are to be guaranteed by the Guarantors, pursuant to the terms of the Indenture (as defined below) (the “Guarantees”).

The Exchange Notes will be issued pursuant to the terms and conditions of, and in the form set forth in, the indenture (the “Indenture”), dated as of June 25, 2018, by and among the Company, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Indenture is filed as Exhibit 4.15 to the Registration Statement. The Exchange Notes and the Indenture are collectively referred to hereinafter as the “Documents.”

In connection with this opinion, we have examined originals, copies or forms of the Documents. In addition, we have examined such records, documents, certificates of public officials and of the Company and the Guarantors, made such inquiries of officials of the Company and the Guarantors and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In connection with this opinion, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of the Documents, we have also assumed that each party to the Documents has the power and authority to execute and deliver, and to perform and observe the provisions of, the Documents, and has duly authorized, executed and delivered such Documents, and that such Documents constitute the legal, valid and binding obligations of each such party (other than the Company and the Guarantors) enforceable against each such party in accordance with their terms; that the Indenture constitutes the legal, valid and binding obligations of the Trustee; and that the Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended. We have also assumed compliance with all applicable state securities and “Blue Sky” laws.

The opinions hereinafter expressed are subject to the following further qualifications and exceptions:

(1)	We express no opinion as to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

(2)	We express no opinion as to limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default under the Documents is not material.

Boyd Gaming Corporation

June 28, 2018

(3)	We express no opinion as to the effect of judicial decisions permitting the introduction of extrinsic evidence to supplement the terms or aid in the interpretation of the Documents.

(4)	Enforceability of the Guarantees may be limited by statutes or principles of law applicable to guaranties. Those statutes and provisions may, inter alia, limit the right of a creditor to alter materially the original obligation of the principal, to elect remedies on default that impair the subrogation rights of the guarantor against the principal, or to take other action that materially prejudices the guarantor. In this connection, we advise you that failure to comply with such statutes or principles may operate to exonerate the Guarantors from their obligations under the Guarantees.

(5)	We express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Documents with any law, regulation or order applicable to it or (ii) the legal or regulatory status or the nature of the business of any such party.

(6)	We express no opinion regarding the gaming laws of any jurisdiction or as to the effect of any gaming laws on the opinions expressed herein.

(7)	To the extent that our opinions are dependent on such matters, we have assumed that each Document has been duly authorized, executed and delivered by the Company and each of the Guarantors to the extent such Person is party thereto.

(8)	We express no opinion as to the enforceability of provisions of the Documents providing for indemnification or contribution, to the extent such indemnification or contribution is against public policy.

(9)	We express no opinion as to the enforceability of provisions of the Documents imposing or which are construed as effectively imposing a penalty.

(10)	We express no opinion as to the enforceability of any provision of the Documents which purports to establish evidentiary standards or to make determinations conclusive or powers absolute.

(11)	We express no opinion as to the enforceability of the waiver of stay or extension laws contained in Section 4.05 of the Indenture.

(12)	We express no opinion as to the enforceability of any choice of law provisions contained in the Documents or the enforceability of any provisions which purport to establish a particular court as the forum for adjudication of any controversy relating to the Documents or which purport to cause any party to waive or alter any right to a trial by jury or which waive objection to jurisdiction.

(13)	We express no opinion as to whether the provisions of the Documents under which the Company of the Guarantors submit to the jurisdiction of one or more New York courts or federal courts located in the State of New York are subject to the application of the doctrine of forum non conveniens or a similar statutory principle or as to the subject matter jurisdiction of the federal courts located in the State of New York to adjudicate any dispute under the Documents.

(14)	We express no opinion as to the enforceability of any provision of the Documents that purports to prohibit or restrict a transfer of rights under the Documents.

(15)	We call to your attention that to the extent that the Company or a Guarantor is located outside the State of New York, it may be necessary to seek execution or enforcement of certain rights and remedies under the laws of another jurisdiction. We express no opinion as to whether or to what extent any such other jurisdiction would give effect to the laws of the State of New York with respect to such matters.

Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based upon and subject to the limitations and qualifications set forth herein, we are of the opinion that:

The Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and upon valid tender of the Old Notes to Wilmington Trust, National Association, as exchange agent for the Exchange Offer, and issuance of the Exchange Notes in exchange for such tendered Old Notes in accordance with the terms of the Registration Statement and the Indenture, will be legally issued and binding obligations of the Company, and the Guarantees of the Exchange Notes, pursuant to the terms of the Indenture, will be valid and binding obligations of the Guarantors.

We express no opinion as to matters governed by any laws other than the substantive laws of the State of New York and federal laws of the United States (without reference to choice of law rules), which are in effect on the date hereof.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP

Boyd Gaming Corporation

June 28, 2018

Exhibit A

Guarantors

Guarantor	State of Incorporation or Organization
Aliante Gaming, LLC	Nevada
ALST Casino Holdco, LLC	Delaware
Belle of Orleans, L.L.C.	Louisiana
Blue Chip Casino, LLC	Indiana
Boyd Acquisition, LLC	Delaware
Boyd Acquisition I, LLC	Delaware
Boyd Acquisition II, LLC	Delaware
Boyd Biloxi, LLC	Mississippi
Boyd Louisiana Racing, L.L.C.	Louisiana
Boyd Racing, L.L.C.	Louisiana
Boyd Tunica, Inc.	Mississippi
California Hotel and Casino	Nevada
California Hotel Finance Corporation	Nevada
Coast Casinos, Inc.	Nevada
Coast Hotels and Casinos, Inc.	Nevada
Diamond Jo, LLC	Delaware
Diamond Jo Worth, LLC	Delaware
Kansas Star Casino, LLC	Kansas
M.S.W., Inc.	Nevada
Nevada Palace, LLC	Nevada
Par-A-Dice Gaming Corporation	Illinois
Peninsula Gaming, LLC	Delaware
Red River Entertainment of Shreveport, LLC	Louisiana
Sam-Will, Inc.	Nevada
The Cannery Hotel and Casino, LLC	Nevada
The Old Evangeline Downs, L.L.C.	Louisiana
Treasure Chest Casino, L.L.C.	Louisiana